Exhibit 99.4 NationsLink Funding Corp 1999-LTL-1 Aggregate Statement of Principal and Interest Distributions to Certificateholders for January 2003 to December 2003
Class	Principal	Interest	Ending Principal Balance
RI	0.00	0.00	0.00
A-1	15,225,201.89	687,085.86	2,465,941.28
A-2	0.00	13,312,572.24	193,863,000.00
A-3	0.00	9,046,788.84	127,347,816.00
B	0.00	1,862,911.44	25,855,814.00
C	0.00	1,548,677.04	20,930,897.00
D	0.00	1,985,357.16	30,780,731.00
E	0.00	554,053.20	11,081,063.00
F	0.00	184,684.32	3,693,687.00
G	0.00	177,136.78	3,693,689.00
RII	0.00	10.93	0.00
X	0.00	2,073,377.31	419,670,667.02